Resources and reserves assessment

of the  East Mine pillar,

 Casa Berardi complex

Aurizon Mines Ltd.

Technical Report

Respectfully submitted to: Aurizon Mines Ltd Casa Berardi Division Date: February 10, 2005
By: Systèmes Géostat International Inc. 10 boul. de la Seigneurie, Suite 203 Blainville, Québec, Canada, J7C 3V5 Tél: (450) 433-1050 Fax: (450) 433-1048 E-mail: info@geostat.com

Technical Report, East Mine Pillar project, Casa Berardi, Aurizon Mines Ltd	Page i

Foreword

This document is a translation of an original report written in French by the undersigned. In the advent that a difference is observed between the to versions, the French version will prevail.

This study was contracted to Systèmes Géostat International Inc. by Mr. Robert Crépeau, of Aurizon Mines Ltd.

This study was done within the frame of a study conducted by Aurizon in its evaluation of the feasibility of exploiting the East Mine pillar, in the Casa Berardi complex.

I, Robert de l’Etoile, eng. state that I have conducted this study and have written this report.  I state that I have not omitted any information in my possession that could have an effect on the conclusions of this report.

‘signed and sealed’ Robert de l’Etoile

Robert de l’Etoile, eng.

Consultant

This February 10th , 2005

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Technical Report, East Mine Pillar project, Casa Berardi, Aurizon Mines Ltd	Page ii

Executive summary

1.

This document presents the results of the resource and reserve assessment of the East Mine Pillar of the Casa Berardi Complex, Aurizon Mines Ltd.  The resources and reserves reported in this document are consistent with the NI 43-101 standard.  This study was done within the frame of a study conducted by Aurizon.

2.

The East mine was exploited underground previous to the acquisition of the complex by Aurizon.  Today, the economic potential of the exploitation of the surface pillar is evaluated.

3.

Exploration drilling was conducted during the exploration phase of the East Mine deposit.  Following the acquisition by Aurizon, additional holes were drilled in 1999.

4.

M. Robert de l’Etoile, eng., the Qualified Person assigned to the study, has visited the Casa Berardi complex during the study.  In order to counter-verify the integrity of the gold values of the database, forty samples were taken for analysis from the existing core boxes.  Geostat can confirm that the gold grades of the database are confirmed by the counter-analysis and that no statistical bias was observed.

5.

The geological interpretation of the mineralized envelope was conducted by Aurizon geologists and was submitted to Geostat for this study.  The mineral intersections were defined in accordance with this interpretation.  A 2m composite data set was created in order to proceed with the spatial continuity study of the grades and with the interpolation of the resource bloc model.

6.

The variography shows that the gold is very erratic and that the nugget effect is high (40%).  It is not possible to model an anisotropy pattern in the continuity.

7.

The resources estimated by the kriging of 2m by 2m by 7.5m blocks are as follows :

Total resources
Category	Tonnage (t)	Volume (m3)	Density	Au (g/t)	Oz Au
Measured	272,000	101,000	2.7	4.17	36,000
Indicated	576,000	214,000	2.7	4.62	86,000
Total	848,000	314,000	2.7	4.48	122,000
Inferred	93,000	34,000	2.7	7.48	22,000
Resources above 1.3 g/t Au
Category	Tonnage (t)	Volume (m3)	Density	Au (g/t)	Oz Au
Measured	267,000	99,000	2.7	4.17	36,000
Indicated	560,000	207,000	2.7	4.62	85,000
Total	827,000	306,000	2.7	4.47	121,000
Inferred	81,000	30,000	2.7	7.48	22,000

8.

It is forecasted to exploit the East mine pillar by open pit.  Hence, we have carried out the ultimate pit optimization considering the forecasted costs and revenues established in accordance with the client.  For the extraction costs of the rock and overburden, proposals where received by local contractors and were used as a basis.  The economic parameters are established as follows:

Gold value: CAN$500/oz (US$424/oz)
Metallurgical recovery: 87%
Milling cost: $12/t
Overburden removal cost: $1.55/t

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      Ore extraction cost: $4.25/t
Waste extraction cost: $3.35/t

A final ramp was placed in order to consider its impact on the reserves.  It consists of a 12% slope ramp, 15m wide in the overburden and narrowing to 9m in the inferior part of the pit.  A major challenge will be the extraction of the 30m thick overburden.  Another challenge will be to exploitation of the pit in the presence of openings left during the underground operations of the East mine.

9.

The reserves, which we qualify as probable, represent the part of the measured and indicated resources contained inside the modeled pit. They are as follows :

Probable Reserves	Tonnage Ore (t)	Au (g/t)	Oz Au In situ	Oz Au recovered	Tonnage waste (t)	Tonnage OVB (t)	Net Value
Total non diluted	516,485	4.85	80,567	70,093	2,847,254	8,440,916	$4,040,684
Total diluted 15% 0g/t	593,958	4.22	80,567	70,093	2,769,539	8,440,916	$3,042,851

Conclusions

The East mine pillar contains sufficient probable reserves to justify a feasibility study. However, we consider that it will be necessary to conduct certain tasks before or during this study in order to increase the quality of those reserves to the proven level.  The following points, in our opinion, will need to be the object of detailed studies:

a)

Detailed geological interpretation of the contact between the rock and the overburden, by drilling on a tight grid covering the whole forecasted exploitation zone.

b)

Geotechnical characterization of the overburden using geotechnical drilling on the pit site in order to determine the maximum safe slope that we can use in order to minimize the quantity of material to move.  Specific conclusions are given in section 17.1.4.

c)

Geotechnical characterization of the rock using geotechnical drilling in order to specify the maximum secure slope that we can use in order to minimize the quantity of waste material to move.  Specific conclusions are given in section 17.1.4.

d)

Three-dimensional detailed study of the mine openings in relation to the position of the ultimate pit in order to guarantee the stability of the ultimate walls and to insure the security of the workers during the production.

e)

Produce a mining plan consisting of a sequence of exploitation covering the whole life of the mine.

Proceed with a metallurgical test in order to confirm the metallurgical recovery to use in the assessment of the reserves.

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Table of contents

Foreword............................................................................................................................................

i

Executive summary..........................................................................................................................

ii

Table of contents.............................................................................................................................

iv

Tables...............................................................................................................................................

vi

Figures.............................................................................................................................................

vii

1- Introduction and terms of reference..............................................................................................

1

2- Disclaimer.....................................................................................................................................

2

3- Description and location of the property......................................................................................

3

4- Accessibility, climate, local resources, infrastructures and physiography.......................................

4

4.1 Accessibility.............................................................................................................................

4

4.3 Local resources.........................................................................................................................

4

4.4 Infrastructures...........................................................................................................................

4

4.5 Physiography.............................................................................................................................

4

5- History of the mine.......................................................................................................................

6

6- Geological context.........................................................................................................................

7

6.1 Regional geology......................................................................................................................

7

6.2 Local Geology..........................................................................................................................

7

6.2.1 Stratigraphy........................................................................................................................

7

6.2.2 Structural geology..............................................................................................................

7

7- Deposit type..................................................................................................................................

9

8- Mineralization.............................................................................................................................

10

8.1 East mine mineralization........................................................................................................

10

9- Exploration..................................................................................................................................

11

10- Drilling and trenches.................................................................................................................

12

12- Sample preparation, analysis and security..................................................................................

17

13- Data verification.......................................................................................................................

18

14- Adjacent properties...................................................................................................................

21

15- Mineral treatment and metallurgical tests..................................................................................

22

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16- Assessment of mineral resources and mineral reserves.............................................................

23

16.1 Data used.............................................................................................................................

23

16.2 Mineralized zone..................................................................................................................

23

16.3 Composites.......................................................................................................................

23

16.4 Analysis of the high grade composites.................................................................................

24

16.5 Spatial continuity of gold mineralisation..............................................................................

28

16.6 Resources estimation...........................................................................................................

29

16.7 Pit optimization...................................................................................................................

30

16.7.1 Geometrical parameters of the pit.................................................................................

30

16.7.2 Economic parameters....................................................................................................

30

16.7.3 Final ramp.....................................................................................................................

31

16.8 Reserves...............................................................................................................................

31

17- Other data and pertinent information.......................................................................................

35

17.1 Geotechnical characterization of the site.............................................................................

35

17.1.1 Introduction...................................................................................................................

35

17.1.2 Base data.......................................................................................................................

35

17.1.3 Stability analysis............................................................................................................

36

17.1.4 Conclusions and recommendations................................................................................

42

18- Interpretations and conclusions.................................................................................................

43

19- Recommendations.....................................................................................................................

44

Appendix 1: Sensibility study of the pit optimization parameters....................................................

45

A1.1 Studied parameters...............................................................................................................

45

A1.2 Study of the effect of the variation of the overburden extraction cost.................................

46

A1.3 Study of the effect of the variation of the capping grade of the high grades........................

48

A1.4 Effect of the pit slope in the overburden............................................................................

52

A1.5 Longitudinal overview of the sensibility study....................................................................

54

Appendix 2 : Summary of the proposals received by local contractors for the mining operations...

56

A2.1 Copy of proposal sent to the contractors.............................................................................

58

Appendix 3: Verification assay certificates......................................................................................

63

Appendix 4: Certificate of qualification of Robert de l’Etoile, eng.................................................

64

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Tables

Table 1: Analytic verification of the drill hole samples....................................................................

19

Table 2: Composites basic statistics................................................................................................

24

Table 3: Block model geometric parameters...................................................................................

29

Table 4: Search ellipse parameters...................................................................................................

29

Table 5: Resource classification parameters.....................................................................................

29

Table 6: Classified estimated resources of the East mine pillar.......................................................

30

Table 7: East mine pillar probable reserves.....................................................................................

32

Table 8: Summary of the overburden stratigraphy in survey F-5 (1999 Technisol).........................

35

Table 9: In situ properties of materials (Dessau-Soprin 1999).........................................................

36

Table 10: Table of safety factors with regard to the material types and slopes................................

41

Tableau 11: Operating costs submitted...........................................................................................

56

Tableau 12: Global costs submitted................................................................................................

56

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Figures

Figure 1: Location of the Casa Berardi property................................................................................

3

Figure 2: Casa Berardi surface infrastructure plan..............................................................................

5

Figure 3: Global longitudinal view of the Casa Berardi complex.......................................................

6

Figure 4: Horizontal Representation (el. 4945m) of the deposits veins.............................................

9

Figure 5: Location of the drill holes used in this study.....................................................................

12

Figure 6: Drill holes on the 15160 section.......................................................................................

13

Figure 7: Drill holes on the 14780 section.......................................................................................

14

Figure 8: Longitudinal view of the deposit with drill holes and mineralized zones..........................

15

Figure 9: flow diagram of the analytic verification of the samples...................................................

18

Figure 10: Location of the mineralized veins showing the orientation of the search ellipses used....

24

Figure 11: Histogram of the 2m composites in the North zone.......................................................

25

Figure 12: Cumulative frequency curve of the 2m composites in the North zone..........................

25

Figure 13: Histogram of the 2m composites in the South zone........................................................

26

Figure 14: Cumulative frequency curve of the 2m composites in the South zone...........................

26

Figure 15: Graph of the cumulative contribution of gold in the samples........................................

27

Figure 16: Average variogram of the 2m gold composites..............................................................

28

Figure 17: Schematic view of the ultimate pit and final ramp.........................................................

33

Figure 18: Ultimate pit representation with proposed final ramp....................................................

34

Figure 19: Simple overburden stability profile with 100% glacial sediment 2H :1V.......................

37

Figure 20: Simple overburden stability profile 100% till 2H :1V....................................................

38

Figure 21: Simple overburden stability profile 100% glacial sediments 3H :1V.............................

38

Figure 22: Simple overburden stability profile 100% glacial sediments 2.5H :1V...........................

39

Figure 23: Mixed overburden stability profile 3H :1V....................................................................

39

Figure 24: Mixed overburden stability profile 2H :1V.....................................................................

40

Figure 25: Mixed overburden stability profile variable slope depending on material......................

40

Figure 26: Mixed overburden stability profile variable slope depending on material (global slope)

                                             41

Figure 27: Effect of the variation of the overburden extraction cost..............................................

46

Figure 28: Effect of the overburden extraction cost on the economy of the pit.............................

47

Figure 29: Effect of capping the high grades on the whole model...................................................

48

Figure 30: Effect of cutting  the high grades on the whole pit economic model.............................

49

Figure 31: Effect of capping the high grades on the inferior part of the model...............................

50

Figure 32: Effect of capping the high grades on the inferior part of the pit economic model.........

51

Figure 33: Effect of the pit slope in the overburden.......................................................................

52

Figure 34: Effect of the pit slope in the overburden on the economy of the pit.............................

53

Figure 35: Longitudinal overview of the sensibility study of the pit...............................................

54

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Technical Report, East Mine Pillar project, Casa Berardi, Aurizon Mines Ltd	Page 1

1- Introduction and terms of reference

Géostat was commissioned to assess the resources and reserves of the East Mine pillar of the Casa Berardi complex, property of Aurizon Mines Ltd.  This study was done within the frame of a study conducted by Aurizon.  The necessary data needed for this study where provided by the Client, using electronic medium.  The site was visited by the author between January 11th and 13th 2005.  During this visit, verification drill hole samples were taken in the core boxes stored on site.

The East Mine was in production, via an underground exploitation, by the previous owner.  A surface pillar was left in place at the end of this exploitation.  The object of this study is to analyze the possibility of exploiting this pillar by open pit.

In this document, the following terms will be used:

Aurizon : Aurizon Mines Ltd, Casa Berardi Division

Géostat : Systèmes Géostat International Inc. consulting firm commissioned to realize the study.

The resources and reserves are classified using the NI 43-101 standard.  The metric system is used everywhere except for the gold quantities which are given in troy ounces.

Even if this study does not contain all the headings of a standard pre-feasibility study, we consider that the level of detail reached in it enables us to classify the estimated reserves as probable.  We judge that the detail of this study is at par with the technical level of a pre-feasibility study concerning the assessment of the resources and reserves.  The exploitation costs were determined from proposals received from local contractors and will serve in the eventual selection of the contractor.  The milling costs are based on the estimations that Aurizon has done.  We judge that the following points are missing in order for the study to be considered a complete pre-feasibility study:

1.

Preliminary annual mining plan,

2.

Financial analysis,

3.

Preliminary design of the waste pile,

4.

Preliminary examination of the environmental considerations of the project,

5.

Characterization of the metallurgy and of the treatment of the considered ore.

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2- Disclaimer

This section was deliberately left empty to follow the chapter order prescribed by the NI 43-101 standard.

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3- Description and location of the property

The property under study can be described as the East mine pillar of the Casa Berardi Mine, property of Aurizon Mines Ltd.  The East mine was exploited underground in the past.  The surface pillar is mineralized and Aurizon plans to exploit it using an open pit.

Casa Berardi is situated approximately 100 km north of the town of La Sarre, in the Abitibi region of the province of Quebec.  La Sarre is in turn located around 100 km north of Rouyn-Noranda.

Figure 1: Location of the Casa Berardi property

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4- Accessibility, climate, local resources, infrastructures and physiography

4.1 Accessibility

The Casa Berardi mine, already having been in production, is equipped with all infrastructures necessary to operate. The site is currently functional with many employees working there daily.  The site is linked to the town of La Sarre by a good quality provincial road.

4.3 Local resources

The local resources in workforce, supplies and equipment are sufficient, the region already being well covered by geological and mining service suppliers.

4.4 Infrastructures

The existing infrastructures consist of:

  Good quality access roads.

  Electrical network of sufficient power for a mining exploitation.

  An on site mill, dating from the underground exploitation.  It will need servicing.

4.5 Physiography

The site of the East mine pillar project is of a planar topography, without mountains or valleys.  An overburden approximately 30m thick covers the rock and the mineralized zone of the pillar. This overburden is composed of a superficial layer of peat covering layers of claylike material which in turn cover layers of glacial till.

The presence of this important quantity of overburden is the principal physiographical aspect of this site.

Considering the nature of this deposit, a surface pillar implies that underground operations where conducted and that there are mine openings underneath the pillar.  To our knowledge, the stopes where filled with sand, but their presence will need particular attention during the operations and the mine design.

There was a partial collapse of the pillar in 1987, which caused the mining operations to stop.  The site of the collapse is within the limits of the proposed open pit.  This aspect needs to be added to the presence of stopes underneath the pit which will require special attention during operations.

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Figure 2: Casa Berardi surface infrastructure plan

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5- History of the mine

The Casa Berardi mine was in operation from 1988 to 1997 and produced 75 million tons of ore with an average grade of 6.7 g/t Au giving 690,000 ounces of recovered gold. Aurizon acquired the property in 1998 and undertook some exploration works on the property in order to increase the gold resources and to resume the mining operations.

Globally, Aurizon is evaluating the feasibility of resuming production on the deposit.  This study is done within this frame but is limited to the evaluation of the resources found in the East mine pillar of the complex.  Other studies are considering the other sectors of the complex.

Figure 3: Global longitudinal view of the Casa Berardi complex

Chronology

1974-1983: Inco period, discovery of the deposit

1983-1988: Inco – Golden Knight period, exploration

1985-1988: Exploration and pre-production of the East mine, 1986 beginning of underground development, 1988 official opening of the East mine.

1987-1989: Exploration and pre-production of the West mine, beginning of commercial production of the West mine in 1990.

Events during the Golden Knight – TVX period

TVX acquired Inco’s rights (60%).

The pillars of the East and West mines collapsed.  The East mine closes in January 1997 and the West mine closes in March 1997.

1997-2004: Exploration by Aurizon Mines Ltd.  Aurizon acquires the property in September 1998.  Discovery of zones 113 and 118 and increase of the resources of zones 111, Inter and Lower Inter.

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6- Geological context

6.1 Regional geology

The Casa Berardi property is found in the Superior province of the Canadian shield, within the volcanic zone of the Harricana-Turgeon belt of the north-western part of the Sub-province of Archean Abitibi.  The property covers over great lengths the Casa Berardi tectonic zone which contains a regional network of interconnected ductile deformation corridors striking E-W to ESE-WNW.  In the Harricana-Turgeon belt, we can find the mining camps of Joutel, Matagami, Brouillan and Casa Berardi where some volcanogenic polymetallic deposits (Estrades and Isle-Dieu deposits), polymetallic veins (Selbaie deposit), gold vein type deposits (Casa Berardi, Vezza and Detour deposits) and disseminated type deposits(gisement de Douay-Ouest) were discovered.

6.2 Local Geology

At a smaller scale, the rocks of the Taibi basin underlie the property.   This sedimentary basin strikes generally E-W and is composed of greywacke, mudrocks, polymictic conglomerates, oxide iron formation (magnetite) and transitional affinity mafic lavas.  To the south of the Taibi basin lies the Cartwright domain, consisting of mafic tholeitic lavas and ultramafic intrusions, and the Dieppe domain, consisting of mafic tholeitic lavas and intrusions.  The Casa Berardi tectonic zone, striking E-W, affects primarily the Taibi sequence and its southern and northern limits are sub-concordant to the boundaries of the Taibi bassin.  The Casa Berardi gold deposits are located within the Casa Berardi tectonic zone.  The geology of the mine area is characterized by sedimentary rocks with significant polymictic conglomerate units and to a lesser extent mafic lavas.  To the east, however, mafic lavas form a major component of the Taibi basin.  Within the mine area, rocks exhibit intense brittle-ductile deformation owing to the presence of the Casa Berardi tectonic zone and brittle-ductile faulting is frequent.

6.2.1 Stratigraphy

The stratigraphy in the mine area comprises the following sequence, from south to north:

1.

Greywacke

2.

Mafic lavas

3.

Greywacke-Mudrock

4.

Polymictic conglomerate

5.

Greywacke

6.

Iron formation (magnetite)

7.

Greywacke

This sequence is more than 1 kilometer in thickness.

6.2.2 Structural geology

Two significant faults, the Casa Berardi Fault and the South Fault, subdivide the West mine.  The E-W striking of these two faults subdivide the Casa Beradi tectonic zone into three litho-structural domains: 1) the South Domain, 2) the central Domain and, 3) the North Domain.  In each litho-structural domain, lithological contacts strike generally E-W and dip steeply north or south except in the Central Domain where dips are moderate to shallow towards the south.  Penetrative ductile deformation is generally more intense within a 300m-thick east-west corridor comprising the

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northern portion of the South Domain north to the Casa Berardi Fault.  This corridor is attached to the Casa Berardi tectonic zone.  Within this corridor, the rocks exhibit a good planar penetrative fabric parallel to the stratigraphy.  On this fabric, a mineral and stretching lineation is generally well developed.  This lineation plunges shallowly towards the southeast.

The Casa Berardi Fault and the South Fault exhibit similar structural features.  They are both late brittle faults characterized by graphitic cataclastic zones.  The Casa Berardi Fault is sub-vertical and strikes E-W east of the mine, while it strikes WSW-ENE and dips 75 degrees to the north.  The South Fault is also sub-vertical in the eastern portion of the mine but its dip gradually shifts to the south towards the west.  To the west as to the east of the mine, the South Fault ends at the Casa Berardi Fault.  Based on sub-horizontal lineaments observed underground, those faults suggest that separation across both faults was dominantly strike-slip.

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7- Deposit type

The Casa Berardi gold deposits are located within the Casa Berardi tectonic zone.  The geology of the mine area is characterized by sedimentary rocks with significant polymictic conglomerates units and to a lesser extent mafic lavas.  Within the mine area, rocks exhibit intense brittle-ductile deformation owing to the presence of the Casa Berardi tectonic zone and brittle-ductile faulting is frequent.

Structurally, two significant faults, the Casa Berardi Fault and the South Fault, subdivide the Casa Berardi tectonic zone into three litho-structural domains.

Locally, in the East mine, the deposit is divided into three zones illustrated in the following figure.

Figure 4: Horizontal Representation (el. 4945m) of the deposits veins

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8- Mineralization

The style of gold mineralization is mesothermal-lode gold.  The main gold-bearing veins range in thickness from less than one to several tens of a meter and typically contain only minor sulfides (1-3% pyrite, pyrrhotite and/or arsenopyrite, with traces of gold, sphalerite, galena, chalcopyrite and tetrahedrite).  Disseminated sulfides (arsenopyrite and pyrite) extend into host rocks for widths of up to 50m.

The gold bearing veins are within alteration zones reaching tens to hundreds of meters in thickness.  Alteration intensity decreases away from the veins and are mainly due to carbonization.  Close to the veins, in zones ranging from one to hundreds of meters, a moderate sericitisation appears.  The gold to silver ratio is approximately 2.8 and gold exhibits a weak association with elevated As, W and Sb abundances.  Economic gold-bearing zones are surrounded by anomalous gold halos locally exceeding 50m in width.  The inner white mica alteration corresponds to elevated K2O abundance and can be used to indicate gold-bearing veins.

8.1 East mine mineralization

The East mine area is located between sections 14750mE and 15220mE. The gold mineralization is generally associated with sub-vertical quartz veins. The mineralization is principally organized into 2 zones : North and South.

North zone

Located very close to but in the southern wall of the Casa Berardi Fault.  It is sub-vertical to steeply north dipping.

South zone

The zone is sub-vertical at depth and dips 35° to 40° to the north in upper levels.

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9- Exploration

Diamond drill hole campaigns of the East mine pillar have been done.  A total of 150 holes intersect the zone.  The last campaign was done in 1999 where 19 holes were drilled by Aurizon Mines Ltd.

The exploration data also consists of information obtained from the property’s previous owners.  Essentially, because we are dealing with a surface pillar, we will assume that it is the extension of the underlying mineralized zone already explored and exploited.

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10- Drilling and trenches

Aurizon mines Ltd. has a large drill hole database of the Casa Berardi mine.  In this section we will limit the discussion to the holes pertaining to the East mine pillar used in this study.  Of the 827 holes that we have, 150 intersect the mineralized zone we are studying.

These holes were drilled over many years.  The last 19 holes were drilled in 1999.  Considering the thickness of the overburden, there are no trenches.  Furthermore, no information coming from the underground operation was used.

An important quantity of core samples was stored on the project site.  They are well stored and organized for easy access.

The deposit was interpreted with N-S sections 20m apart from coordinates 14740 E to 15280 E, over a 540m length.

Figure 5: Location of the drill holes used in this study

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Figure 6: Drill holes on the 15160 section

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Figure 7: Drill holes on the 14780 section

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Figure 8: Longitudinal view of the deposit with drill holes and mineralized zones

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11- Sampling methodology

We have no information concerning the sampling methodology used before the acquisition of the property by Aurizon.  For the samples collected in the 1999 campaign, they were treated and analyzed by the Technilab laboratory of Ste-Germaine Boulé.  We do not have specific details of their methodology but Technilab is a recognized laboratory and their assay certificates bear the seal of the chemist in charge.  We have no reason to believe that their methodology was inadequate.  However, Geostat conducted an analytic verification of a series of samples.  The results of those analyses are given in a section of this report.

Today, Aurizon uses the services of SGS laboratories of Rouyn-Noranda.  Their methodology is well documented and a quality control program is in place.  However, this does not affect the actual data available for the estimation of the East mine pillar resources.

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12- Sample preparation, analysis and security

As mentioned above, the analysis and preparation methods of the samples prior to the acquisition of the property by Aurizon are not available.  However, the assay certificates of the samples done by Aurizon are available and a punctual verification shows an excellent correspondence between the certificates and the values found in the database.

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13- Data verification

Within the frame of our visit, we proceeded with an analytic verification of the core samples.

The objective of this verification is to confirm the presence of high grades, especially at greater depths where these grades have a tendency to deepen the pit.  We have chosen a set of 40 mineralized intersections corresponding to samples already analyzed in the past.  All samples were chosen by Geostat and their sampling from the core boxes was supervised by Geostat.  For samples where only half of the core of sufficient size was left, a quarter of core was sampled.  Geostat has taken great care to photograph in detail all cores before sending them to the lab.  All samples were bagged and shipped to the SGS laboratory of Rouyn-Noranda for analysis.  The SGS laboratory also sent pulp samples to the ALX-Chemex laboratory of Rouyn_Noranda for counter-analysis.

A schematic of the procedure used for the verification follows:

Figure 9: flow diagram of the analytic verification of the samples

The following table presents the analytic results. It enables us to confirm the presence and grade of gold found in the chosen samples.  The results enable us to confirm the integrity of the samples used in this study.  We have observed no statistical bias between the original samples and the new analysis.

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Hole	From	To	SmpNb	Length	Actual Au	CtrlSmpNb	Pulp 1	Dup 1	Pulp 3	Dup 3	Pulp 2	Dup 2	Pulp 4	Dup 4
100994-0	101	102	CB0709	1.00	8.40	16951	4.58	4.50	4.38	4.42			4.06
100994-0	102	103	CB0710	1.00	3.40	16952	4.37		3.94		4.36	4.13	5.56
75051-0	7.9	8.42	FX195613	0.52	22.70	16953	8.28		8.70				8.47
75051-0	8.42	9.78	FX195614	1.36	3.98	16954	1.92		2.03		2.49		2.21
75051-0	28.13	28.66	FX195628	0.53	28.20	16955	18.23		16.81				12.55
75051-0	28.66	29.7	FX195629	1.04	12.00	16956	15.17		14.97		17.88		20.9	16.45
75051-0	29.7	30.7	FX195630	1.00	60.90	16957	68.85		67.24				77.7
75051-0	30.7	31.22	FX195631	0.52	44.00	16958	41.43		46.87		40.37		43.8
75051-0	31.22	31.77	FX195632	0.55	68.90	16959	77.95		70.20				72.8
75051-0	31.77	32.23	FX195633	0.46	13.20	16960	10.61		17.14		11.29		8.33
76208-0	46.7	47.82	FX196161	1.12	7.10	16961	7.09		6.40				8.36
76208-0	47.82	48.52	FX196162	0.70	6.46	16962	8.60		8.54		8.53		7.52
CBS-99-057	41	42	T-13683	1.00	5.64	16963	6.32	5.97	6.32	6.38			5.41
CBS-99-057	42	42.64	T-13684	0.64	7.03	16964	31.37		32.24		33.58		31.9
71731-0	133.18	133.71	FX124499	0.53	10.47	16965	8.85		6.99				8.65
71731-0	133.71	134.25	FX124500	0.54	12.16	16966	10.18		9.86		9.93		9.49
71731-0	134.25	135.06	FX124501	0.81	4.31	16967	4.19		3.90				4.31
CBS-99-054	53.47	54	T-13592	0.53	13.13	16968	27.86		26.78		27.32		26.8
CBS-99-054	54	55	T-13593	1.00	2.80	16969	7.26		6.92				8.86
CBS-99-054	55	55.79	T-13594	0.79	12.15	16970	9.65		10.60		9.45		9
CBS-99-054	55.79	57	T-13595	1.21	12.49	16971	16.86		14.32				15.05
CBS-99-054	57	58.38	T-13596	1.38	20.65	16972	25.01		23.37		24.64		28.3
75034-0	43.87	45.42	FX152597	1.55	4.74	16973	9.33		8.38				6.46
75034-0	45.42	46.22	FX152598	0.80	4.87	16974	6.47		5.77		6.90		6.92
71733-0	115.89	116.16	FX124918	0.27	20.34	16975	15.39	15.08					15.05
71733-0	116.16	116.86	FX124919	0.70	35.80	16976	65.57		49.92		62.33	57.33	69.7
CBS-99-033	56.5	57.5	C-13704	1.00	2.77	16977	2.44		2.91				2.65
CBS-99-033	57.5	59	C-13705	1.50	5.40	16978	3.91		4.20		4.39		4.43
CBS-99-033	71	71.5	C-13714	0.50	3.60	16979	3.12		3.26				3.48
CBS-99-033	71.5	72.5	C-13715	1.00	29.30	16980	20.09		22.20		16.72		23.1
CBS-99-033	72.5	74	C-13716	1.50	23.00	16981	17.83		19.01				17.2
CBS-99-033	74	75	C-13717	1.00	15.65	16982	18.22		18.69		18.33		19.95
CBS-99-033	75	76.5	C-13718	1.50	53.35	16983	56.27		57.08				61.2
CBS-99-030	73	74	C-13511	1.00	6.99	16984	10.00		9.48		11.00		10.5
CBS-99-030	74	75.5	C-13512	1.50	4.20	16985	5.95		5.55				6.9
CBS-99-030	75.5	77	C-13513	1.50	5.77	16986	5.26		5.41		5.48		5.41
CBS-99-030	104	105	C-13532	1.00	10.01	16987	7.71	7.47	7.40	8.13			8.32
CBS-99-030	105	106	C-13533	1.00	25.21	16988	23.97		26.92		20.64		19.1	19.65
CBS-99-030	106	107	C-13534	1.00	6.09	16989	22.57		20.11				16.8
CBS-99-030	107	107.6	C-13535	0.60	5.94	16990	5.29		5.74		5.59		5.63

Table 1: Analytic verification of the drill hole samples

Actual Gold:

gold grades from the database

Pulp 1:

counter-analysis done by SGS

Dup 1:

duplicate of Pulp 1 done by SGS

Pulp 2:

2nd counter-analysis done by SGS, every two samples.

Dup 2:

duplicate of Pulp 2 done by SGS

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Pulp 3:

 counter-analysis of the reject of the first reduction done by SGS

Dup 3:

duplicate of Pulp 3 done by SGS

Pulp 4:

counter-analysis of pulp sent to ALS-Chemex

Dup 4:

duplicate of Pulp 4 done by ALS-Chemex

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14- Adjacent properties

 To our knowledge there are not other properties adjacent to the Casa Berardi complex.

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15- Mineral treatment and metallurgical tests

 The mandate given to Geostat does not cover this aspect of the technical report.

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16- Assessment of mineral resources and mineral reserves

Géostat carried out the assessment of the resources of the East mine pillar within the mandate it was given.  This section presents the methodology and the results of the resources assessment.

16.1 Data used

The drilling data used came from the drill hole database managed by Aurizon.  A total of 150 holes intersect the pillar zone.  Geostat has not done a detailed verification of the data by comparing it to the original drill hole logs.  The visit of the mine and conversations with the personnel lead us to believe that the database was valid and well managed.

16.2 Mineralized zone

The geological interpretation of the mineralized zone was done by Aurizon geologists.  We have used this interpretation as is.  We have nonetheless verified the concordance between the geological interpretation and the mineralized intersections defined in the drill holes.

The Mineralization of the East mine pillar can be divided into 2 major zones: the North and South zones as well as a minor zone, the EI zone.  Figure 10 presents the location of these zones.

The total volume of the mineralized envelope is 400,000m3.  However, the three zones are treated separately.  Furthermore, a change in orientation of the veins can be observed around the coordinate 15,120 E.  On the west side the direction is N 80° E and on the east side, the direction is N 70° E. The following figure illustrates the orientations of the veins.  The average dip of the veins is 75° towards the NNW (az 340° – 350°).

16.3 Composites

The resource estimation method used was regular block kriging inside the mineralized envelope.  This method requires the use of regular length samples.  Composites are then created based on the original samples.  We have used a composite length of 2m.  We consider this length appropriate in regard to the model block size (2mE by 2mN by 7.5mZ). Furthermore, we estimated the average vein thickness to 4m.  The chosen composite length directly influences the model’s degree of dilution.  The longer the composites, the greater the dilution.  The following table presents the basic statistics of the 2m composites, the chosen length, as well as the 3m, 4m and 5m composites.

North zone	2m	3m	4m	5m
Number	367	243	184	143
Minimum	0.00	0.005	0.005	0.005
Maximum	53.35	43.71	34.55	31.25
Average	4.65	4.45	4.42	4.41
Standard deviation	6.42	5.49	4.91	4.61
Dilution	--	4.3%	4.9%	5.2%

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South zone	2m	3m	4m	5m
Number	387	257	191	163
Minimum	0.005	0.07	0.07	0.17
Maximum	49.55	40.63	35.72	35.72
Average	4.10	4.07	4.02	4.04
Standard deviation	4.40	3.90	3.76	3.72
Dilution	--	1%	2%	1.5%

Table 2: Composites basic statistics

Figure 10: Location of the mineralized veins showing the orientation of the search ellipses used.

16.4 Analysis of the high grade composites

The grades of the 2m composites have a distribution resembling the lognormal law.  There is a presence of high grades.  In the North zone, the maximum grade is 53.35 g/t while it is 49.55 g/t in the South zone.  The following figures present histograms of the 2m composites in the 2 main veins.

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Figure 11: Histogram of the 2m composites in the North zone

Figure 12: Cumulative frequency curve of the 2m composites in the North zone

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Figure 13: Histogram of the 2m composites in the South zone

Figure 14: Cumulative frequency curve of the 2m composites in the South zone

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As the histograms show, the high grades do not significantly deviate from the lognormal law curve. This does not indicate the pertinence of cutting the high values.  On the other side, it is interesting to consider the contribution of the gold contained in the high values with respect to its abundance in the data set.  We consider anomalous the situation where more than 10% of the gold contained in the high values is found in less than 1% of the whole set of composites.  We wouldthen consider relevant to cut high values if the ratio exceeds 10:1.  The following graph shows the gold contribution of the high values as a function of the corresponding quantity of data (in percent).  We concluded that the 10:1 ratio is not exceeded and that it is not necessary to cut the 2m composites high values in any zone.

Figure 15: Graph of the cumulative contribution of gold in the samples

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16.5 Spatial continuity of gold mineralisation

The gold spatial continuity is expressed in the variogram.  It is a way to characterize and quantify the continuity of the gold and to evaluate the nugget effect.  As we are in the presence of gold mineralization, we must expect a low continuity and a high nugget effect.  The following graph shows the average variogram of the 2m composites in the South zone.  Considering the small number of composites and their spatial distribution, it is not possible to calculate directional variograms, and consequently, an anisotropy.  As shown in the following variogram, the range is very small, in the order of 12m, and the nugget effect is in the order of 40%.

The variogram function can be defined as follows:

V(h) = 8.0 + S(12.39, 12m)

Where :

S : spherical model, sill = 12.39, range = 12m

Variogramme Comp. 2m Zone Sud

γABS,Au_Tra
SILL
Distance
30.000
27.300
24.600
21.900
19.200
16.500
13.800
11.100
8.400
5.700
3.000
0.0
3.0
6.0
9.0
12.0
15.0
18.0
21.0
24.0
27.0
30.0

Figure 16: Average variogram of the 2m gold composites

The situation in the North zone is troublesome because it is impossible to model an average variogram.  The gold behavior is too erratic.  For this reason, we used the South zone variogram in the krigeage of the North zone.

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16.6 Resources estimation

The resources are estimated by kriging.  A block model of dimension 2m by 2m by 7.5m is used.  The block model parameters are:

	East	North	Elevation
Block size	2	2	7.5
Minimum coordinates	14,500 (1)	10,100 (1)	4,810 (29)
Maximum coordinates	15,502 (502)	10,652 (277)	5,020 (1)

Table 3: Block model geometric parameters

The North and South zones were treated separately, each with its own set of composites.  Furthermore, each zone was separated in two in the east-west direction at coordinate 15,120 E.  Two different search ellipses were used for the estimation.  For the purpose of the estimation, the EI zone was integrated with the South zone on the composite level as well as the mineralized envelope level.

The search ellipses used were the following:

Zone / block	Dimension (Max, Int, Min)	Direction (Az., Dip, Spin)
North / West	40m, 20m, 10m	350°, -75°, 0°
North / East	40m, 20m, 10m	340°, -75°, 0°
South / West	40m, 20m, 10m	350°, -75°, 0°
South / East	40m, 20m, 10m	340°, -75°, 0°

Table 4: Search ellipse parameters

The estimated resources were classified according to the specification of the 43-101 standards, which are measured, indicated and inferred resources.  The classification criteria are based on a proximity scheme and the parameters are as follows :

Category	Research ellipses (oriented following the veins)	Minimum number of composites	Maximum number of composites per hole
Measured	12.5m, 12.5m, 10m	2	1
Indicated	25m, 25m, 10m	2	1
	12.5, 12.5, 10m	2	2
Inferred	Inside the mineralized envelope, neither measured nor indicated

Table 5: Resource classification parameters

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The following table presents the results of resources estimation. The first section presents the total resources and the second presents the resources above a 1.3 g/t Au grade.

Total resources
Category	Tonnage (t)	Volume (m3)	Density	Au (g/t)	Oz Au
Measured	272,000	101,000	2.7	4.17	36,000
Indicated	576,000	214,000	2.7	4.62	86,000
Total	848,000	314,000	2.7	4.48	122,000
Inferred	93,000	34,000	2.7	7.48	22,000
Resources above 1.3 g/t Au
Category	Tonnage (t)	Volume (m3)	Density	Au (g/t)	Oz Au
Measured	267,000	99,000	2.7	4.17	36,000
Indicated	560,000	207,000	2.7	4.62	85,000
Total	827,000	306,000	2.7	4.47	121,000
Inferred	81,000	30,000	2.7	7.48	22,000

Table 6: Classified estimated resources of the East mine pillar

16.7 Pit optimization

It is expected that the pillar will be exploited with an open pit.  The optimization process of the pit aims at maximizing the net revenue that can be produced from the estimated resources.  The resulting pit will be used in the design of the ultimate pit, including the final ramp. For the optimization, we only considered measured and indicated resources.  The inferred resources are excluded and are even considered as waste material.

16.7.1 Geometrical parameters of the pit

The angles of the pit walls are set empirically at this stage.  Geostat does not have sufficient geotechnical information to determine these angles.  Consequently, we cannot guarantee the stability of these walls.  It will be necessary, in the feasibility study, to have a geotechnical study and a characterization of the rock and overburden in order to determine with precision the appropriate angles.

For this study, we will use a slope of 18° (3:1) in the overburden and 55° in the rock.  It is obvious that such a grade in the overburden will result in an important quantity of material to be removed.  Hence, we then studied the sensibility of this angle on the economics of the project using an angle of 26° (2:1). The 18° case was chosen for the estimation of the pit reserves because it is more pessimistic.

16.7.2 Economic parameters

The milling cost of the ore was calculated by Aurizon. Geostat did not verify the calculations of this cost.  It is established at $12.00/t of ore.  To this cost, we add, depending on the case, the difference between the extraction cost of ore and that of waste.

The metallurgical recovery rate is established at 87% and comes from the results of the last mining operation period before the closing of the mine in 1997.  Geostat was able to consult the last

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production reports and was able to confirm that rate.  However, Geostat considers that the rate will need to be revised in the light of the studies and tests done once the mill will be put back into operation. The effective cut-off-grade is around 0.92 g/t Au.

The extraction cost (drilling, blasting, loading and transport) of the ore and of the overburden have been the object of proposals received by local contractors.  The lowest proposal received was a cost of $1.55/t for the overburden, $3.35/t for the waste material and $4.25/t for the ore. These costs are used in this study.  We will present in appendix a summary of the proposals received.

The gold price set by Aurizon for this study is CAN$500/oz (US$424/oz). This price reflects the actual situation of the gold market.

We have studied the sensibility of the different optimization parameters like the slope of the overburden and the extraction costs.  Furthermore, we have studied a scenario where the grades of the deposit we cut in order to evaluate the eventual impact of not meeting the estimated grades, mostly at depth.  However, the scenario where no cuts were made was used.  A summary of this study is presented in appendix.

16.7.3 Final ramp

Following the optimization, a preliminary design of the final ramp was done.  We consider the design of the ramp in this study as preliminary and non optimized.  Its unique goal was to take into account its effect on the estimation of the reserves.  It is not a design to be used for the implementation of the ramp.  The parameters used are as follows:

Maximum slope: 12%.

Width: 15m in the superior part narrowing to 9m in the inferior part.

In the rock part of the pit, double benching was used.

16.8 Reserves

We consider as reserves, for the purpose of this study, only the measured and indicated resources that are found inside the design of the ultimate pit containing the ultimate ramp.  At this stage of the study, we consider the reserves as probable.  We believe that more work will need to be done in order to classify them as proven reserves.  This subject will be discussed in more details in the conclusions.

The East mine pillar reserves are as follows:

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Elevation floor (m)	Tonnage Ore (t)	Au (g/t)	Oz Au In situ	Oz Au recovered	Tonnage waste (t)	Tonnage MT (t)	Ore Value	Milling cost	Extraction cost	Net value	Net cumulative
4993.75	0	-1	0	0	0	1,668,075	$0	$0	$2,585,516	-$2,585,516	-$2,585,516
4986.25	0	-1	0	0	0	2,561,165	$0	$0	$3,969,805	-$3,969,805	-$6,555,322
4978.75	0	-1	0	0	23,996	2,008,586	$0	$0	$3,193,696	-$3,193,696	-$9,749,018
4971.25	5,685	3.62	662	576	152,406	1,362,923	$287,572	$73,331	$2,642,133	-$2,427,892	-$12,176,910
4963.75	33,513	4.85	5,226	4,546	383,659	654,905	$2,273,212	$432,317	$2,412,629	-$571,734	-$12,748,644
4956.25	79,393	4.55	11,614	10,104	555,130	174,418	$5,055,331	$1,024,169	$2,396,001	$1,635,161	-$11,113,483
4948.75	97,359	4.81	15,056	13,099	580,228	10,843	$6,553,030	$1,255,928	$2,286,723	$3,010,379	-$8,103,104
4941.25	83,384	4.65	12,466	10,846	475,575	0	$5,423,302	$1,075,651	$1,872,513	$2,475,138	-$5,627,966
4933.75	71,216	4.68	10,716	9,323	335,094	0	$4,660,716	$918,687	$1,361,138	$2,380,891	-$3,247,075
4926.25	58,211	4.96	9,283	8,076	173,832	0	$4,040,071	$750,917	$777,342	$2,511,812	-$735,263
4918.75	43,746	5.85	8,228	7,158	105,469	0	$3,577,140	$564,319	$499,870	$2,512,950	$1,777,687
4911.25	29,317	6.05	5,703	4,961	38,166	0	$2,482,772	$378,191	$226,067	$1,878,514	$3,656,201
4903.75	10,903	3.32	1,164	1,013	18,545	0	$506,761	$140,654	$98,652	$267,455	$3,923,656
4896.25	3,759	3.72	450	391	5,155	0	$195,384	$48,494	$29,862	$117,028	$4,040,684

Total non diluted	516,485	4.85	80,567	70,093	2,847,254	8,440,916	$35,055,291	$6,662,659	$24,351,948	$4,040,684
Total diluted 15% 0g/t	593,958	4.22	80,567	70,093	2,769,539	8,440,916	$35,056,043	$7,662,057	$24,351,134	$3,042,851

Table 7: East mine pillar probable reserves

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Modele Mine Est MI.bcd - wBlkCAD
File Import Export View Select Create/Modify Estimation Figures Options Help
Sections: PLAN
Planes:
0
Refresh
Colour Table: Au_Kri
C B E F S
Y
Z X
For Help, press F1
X: 14954.71 Y: 10563.64 Z: 5000.00 Colour Table: Au_Kri

Figure 17: Schematic view of the ultimate pit and final ramp

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Modele Mine Est MI.bcd - wBlkCAD
File
Import
Export
View
Select
Create/Modify
Estimation
Figures
Options
Help
Sections:
PLAN
Planes:
0
Refresh
Colour Table:
Au_Kri
C
B
E
F
S
Y
Z
X
For Help, press F1
X: 15325.25
Y: 10575.32
Z: 5000.00
Colour Table: Au_Kri

Figure 18: Ultimate pit representation with proposed final ramp

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17- Other data and pertinent information

17.1 Geotechnical characterization of the site

17.1.1 Introduction

There was no geotechnical investigation of the overburden above the East mine pillar.  It is known that a collapse and infiltration of overburden occurred in the underground stopes in this region during the exploitation by the previous owner. There are many exploration surveys to define the overburden-rock contact.

17.1.2 Base data

In order to help set the slope of the overburden to use during the pit optimization and the final pit design, Geostat used the geotechnical results of the studies done by Dessau-Soprin and Technisol in 1999 at various locations on the property.  Considering the parameters shown and the known depth of the overburden on the deposit site, the stratigraphy of the F5 survey (10502E, 9864N, 992.59Z), similar in terms of depth and lithological units, of the Technisol campaign was used in combination with the parameters found in the Dessau-Soprin study.  All geotechnical surveys are more than 4km to the west of the site of interest.

Resume of the stratigraphy
Survey	Peat	Silt and/or brown to gray clays, traces of sand and gravel	Sand, variable proportions of gravel and silt, presence of pebbles and blocks	Bed rock
F-5 (1999 Technisol)	0-1.8m	1.8 -7.0m	7-32.1m	32.1-35.9m

Table 8: Summary of the overburden stratigraphy in survey F-5 (1999 Technisol)

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Table 9: In situ properties of materials (Dessau-Soprin 1999)

Glacial sediment deposit (clay and silt)
Internal friction angle	(f’)	: 30º
Cohesion	(C’)	: 0
Wet specific gravity	(g)	: 17 kN/m3
Dry specific gravity	(g’)	: 7kN/ m3
Pressure coefficient at rest (anchored at collar)	(Ko)	: 0,50
Coefficient of ground pressure(collar movement)	(Ka)	: 0,33

Till
Internal friction angle	(f’)	: 45º
Cohesion	(C’)	: 0
Wet specific gravity	(g)	: 20kN/ m3
Dry specific gravity	(g’)	: 10kN/ m3
Pressure coefficient at rest (anchored at collar)	(Ko)	: 0,30
Coefficient of ground pressure(collar movement)	(Ka)	: 0,18
“Coefficient de butée des terres” (collar movement)	(Kp)	: 5,60

17.1.3 Stability analysis

The stability of the excavation slopes was simulated following the simplified Bishop method using the SLIDE 5.0 software from Rocscience Engineering.  Based on the friction angles of the materials, a rupture security factor of 1.5 is usually looked for, but since much is unknown about the properties of the material in the East mine pillar sector, our final approach was much more conservative.

First, stability analysis was conducted with only a single lithological unit without water pressure and with a slope of 2H for 1V.  Then the stability analysis was done with a single lithological unit without water pressure with a slope of 3, 2.5, 2 and 1.5H for 1V.

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Figure 19: Simple overburden stability profile with 100% glacial sediment 2H :1V

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Figure 20: Simple overburden stability profile 100% till 2H :1V

Safety Factor
0.000
0.500
1.000
1.500
2.000
2.500
3.000
3.500
4.000
4.500
5.000
5.500
6.000+
1.732
Project Title: AURIZON CASABERARDI
Fosse Mine Est preliminaire
Failure Direction: Left to Right
Units of Measurement: SI Units
Pore Fluid Unit Weight: 9.81 kN/m3
Material Properties
Material: depotglaclac
Strength Type: Mohr-Coulomb
Unit Weight: 17 kN/m3
Cohesion: 0 kPa
Friction Angle: 30 degrees
Water Surface: None
Material: Roc
Strength Type: Mohr-Coulomb
Unit Weight: 25 kN/m3
Cohesion: 25 kPa
Friction Angle: 35 degrees
Water Surface: None
18°
35.000
105.000
-25 m
0
25
50
75
100
125
150
175
200
225
100
75
50
25
0
-25 m

Figure 21: Simple overburden stability profile 100% glacial sediments 3H :1V

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Figure 22: Simple overburden stability profile 100% glacial sediments 2.5H :1V

Figure 23: Mixed overburden stability profile 3H :1V

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Safety Factor
0.000
0.500
1.000
1.500
2.000
2.500
3.000
3.500
4.000
4.500
5.000
5.500
6.000+
1.304
8.878
GlacLac
35.000
26.045
27°
Till
70.000
Project Settings
Project Title: AURIZON CASABERARDI
Fosse Mine Est preliminaire
Failure Direction: Left to Right
Units of Measurement: SI Units
Pore Fluid Unit Weight: 9.81 kN/m3
Groundwater Method: Water Surfaces
Material Properties
Material: depotglaclac
Strength Type: Mohr-Coulomb
Unit Weight: 17 kN/m3
Cohesion: 0 kPa
Friction Angle: 30 degrees
Water Surface: None
Material: Roc
Strength Type: Mohr-Coulomb
Unit Weight: 25 kN/m3
Cohesion: 25 kPa
Friction Angle: 35 degrees
Water Surface: None
Material: Till
Strength Type: Mohr-Coulomb
Unit Weight: 20 kN/m3
Cohesion: 0 kPa
Friction Angle: 45 degrees
Water Surface: None
0 m
20
40
60
80
100
120
140
160
180
200

Figure 24: Mixed overburden stability profile 2H :1V

Figure 25: Mixed overburden stability profile variable slope depending on material

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Figure 26: Mixed overburden stability profile variable slope depending on material (global slope)

Analysis	Slope	Safety factor
Glacial sediment material	2H :1V	1.16
Till – material	2H :1V	2.00
Glacial sediment material	3H :1V	1.73
Glacial sediment material	2.5H :1V	1.44
Mixed materials	3H :1V	1.80
Mixed materials	2H :1V	1.30
Mixed materials	Mixed 2 & 1.5H : 1V	1.10
Mixed materials	Mixed 2 & 1.5H : 1V	1.83

Table 10: Table of safety factors with regard to the material types and slopes

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17.1.4 Conclusions and recommendations

It is imperative that a program of geotechnical reconnaissance be done on the overburden covering the East mine pillar before going any further in the development of the project.

Following the stability analysis based on the available information, it seems obvious that there is a possibility to improve the slope design in order to minimize the overburden to remove.  However, seeing that the information on the characteristics of the materials come from surveys 4km from the extraction site, we have no other choice but to recommend, for now, an average slope of 3H : 1V with an accompanying safety factor of 1.80.

It is also clear that if we were using more conservative figures we would have 5H for 1V for the peat followed by 3 to 4 H for 1V for the rest of the overburden.  However, the encountered till was significantly resistant which enables us to feel confident with an average slope of 3H for 1V at this stage of the study.

A geotechnical investigation program of a minimum of 12 surveys should be done with the installation of instruments (special casings for inclinometers) in the periphery surveys in order to be able to measure the movements during the excavation.  Piezometers should be installed in the other surveys in order to be able to measure the levels and to do localized slug tests.

After, a hydrogeological pumping test of the collapse lake should be done to be able to evaluate the exact pumping costs and to validate the possibility of draining adequately the terrain to allow the excavation.  The piezomters will also allow measuring the drawdown of the water tables.  Furthermore, we believe that this collapse has created and hydrogeological link between the units.

In addition to the previous recommendation, we recommend :

  That a geotechnical consultant be following the project from start to finish

  That a peripheral ditch in the peat be excavated from the start at a minimum of 15 m from the crest and that the skirting road should be in between the peripheral ditch and the crest in order to lessen the permeability of the peat towards the pit

  That a supplemental in-slope ditch be completed at the peat-silt-clay contact in order to lessen the erosion of the walls at the beginning of the excavation

  That the crests of the slopes should be instrumented (motion detectors) at the beginning and during the excavation

  That intermediary stability analysis should be done during the excavation in order to insure that the safety factor is always greater or equal to 1.5

  That the geotechnical consultant visit the site regularly during the excavation (monthly or every 3 weeks depending on the pace of the extraction)

  That it is insured that the excavation faces follow as much as possible the angle of the final slope

  That oriented samples should be taken in all geotechnical drill holes

  That all slopes with potential liquefiable horizons should be instrumented in order to measure the influence of blasting before the actual blasting begins

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18- Interpretations and conclusions

The resources and reserves reported in this document are consistent with the NI 43-101 standard.  This study was done within the frame of a study conducted by Aurizon.

Geostat can confirm that the gold grades of the database are validated by the counter-analysis and that no statistical bias was observed.

The variography shows that the gold is very erratic and that the nugget effect is high (40%).  It is not possible to model an anisotropy pattern in the continuity.

The estimated resources by kriging of 2m by 2m by 7.5m blocks are as follows :

Total resources
Category	Tonnage (t)	Volume (m3)	Density	Au (g/t)	Oz Au
Measured	272,000	101,000	2.7	4.17	36,000
Indicated	576,000	214,000	2.7	4.62	86,000
Total	848,000	314,000	2.7	4.48	122,000
Inferred	93,000	34,000	2.7	7.48	22,000
Resources above 1.3 g/t Au
Category	Tonnage (t)	Volume (m3)	Density	Au (g/t)	Oz Au
Measured	267,000	99,000	2.7	4.17	36,000
Indicated	560,000	207,000	2.7	4.62	85,000
Total	827,000	306,000	2.7	4.47	121,000
Inferred	81,000	30,000	2.7	7.48	22,000

It is expected to exploit the East mine pillar by open pit.  Hence, we have carried out the ultimate pit optimization considering the forecasted costs and revenues established in accordance with the Client.  For the extraction costs of the rock and overburden, proposals where received by local contractors and were used as a basis.  The economic parameters are established as follows:

Gold value: CAN$500/oz (US$424/oz)
Metallurgical recovery: 87%
Milling cost: $12/t
Overburden removal cost: $1.55/t
Ore extraction cost: $4.25/t
Waste extraction cost: $3.35/t

A final ramp was placed in order to consider its impact on the reserves.  It consists of a 12% slope ramp, 15m wide in the overburden and narrowing to 9m in the inferior part of the pit.  A major challenge will be the extraction of the 30m thick overburden.  Another challenge will be the exploitation of the pit in the presence of openings left during the underground operations of the East mine.

The reserves, which we qualify as probable, represent the part of the measured and indicated resources contained inside the modeled pit.

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The East mine pillar contains sufficient probable reserves to justify a feasibility study. However, we consider that it will be necessary to conduct certain tasks before or during this study in order to increase the quality of those reserves to the proven level.

19- Recommendations

The following points, in our opinion, will need to be the object of detailed studies:

Detailed geological interpretation of the contact between the rock and the overburden, by drilling on a tight grid covering the whole forecasted exploitation zone.

Geotechnical characterization of the overburden using geotechnical drilling on the pit site in order to determine the maximum safe slope that we can use in order to minimize the quantity of material to move.  Specific conclusions are given in section 17.1.4.

Geotechnical characterization of the rock using geotechnical drilling in order to specify the maximum secure slope that we can use in order to minimize the quantity of waste material to move.  Specific conclusions are given in section 17.1.4.

Three-dimensional detailed study of the mine openings in relation to the position of the ultimate pit in order to guarantee the stability of the ultimate walls and to insure the security of the workers during the production.

Produce a mining plan consisting of a sequence of exploitation covering the whole life of the mine.

Proceed with a metallurgical test in order to confirm the metallurgical recovery to use in the estimation of the reserves.

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Appendix 1: Sensibility study of the pit optimization parameters

At this stage of the project, the geometrical and economical parameters have not been confirmed by appropriate studies.  In order to evaluate the sensibility of the project to these parameters we have studied their sensibility by varying them.  We are presenting here a summary of this sensibility study as well as the principal results.

A1.1 Studied parameters

We have studied the following parameters:

Overburden extraction cost : $1.50/t, $2.00/t and $2.50/t

Overburden slope: 3:1 (18°), 2.5 :1 (22°) and 2 :1 (26°)

High grades : uncut, cut to 6g/t, 8g/t, 10g/t on the whole model and cut to 6g/t, 8g/t, 10g/t on the inferior part of the model only (below 4918.75mZ)

Fixed parameters:

Rock extraction cost: $2.80/t

Milling cost: $12.00/t

Recovery: 87%

Gold price: $16.08/g (CAN$500/oz)

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A1.2 Study of the effect of the variation of the overburden extraction cost

Evaluated costs: $1.50/t, $2.00/t, $2.50/t

Utilized model: original block grades, uncut

Figure 27: Effect of the variation of the overburden extraction cost

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Figure 28: Effect of the overburden extraction cost on the economy of the pit

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A1.3 Study of the effect of the variation of the capping grade of the high grades

Evaluated capping grades: 6 g/t, 8 g/t, 10 g/t

Utilized model: models with all the blocks cut following the evaluated grade

Cost of the overburden used: $1.50/t

Figure 29: Effect of capping the high grades on the whole model

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Figure 30: Effect of cutting  the high grades on the whole pit economic model

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Evaluated cut-off-grades: 6 g/t, 8 g/t, 10 g/t

Utilized model: model with the inferior blocks cut following the evaluated grade.

Cost of the overburden used: $1.50/t

Figure 31: Effect of capping the high grades on the inferior part of the model

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Figure 32: Effect of capping the high grades on the inferior part of the pit economic model

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A1.4 Effect of the pit slope in the overburden

Evaluated slopes: 3:1, 2.5 :1, 2 :1 (26°, 22°, 18°)

Utilized model: Total model uncut

Cost of the overburden used: $2.00/t

Figure 33: Effect of the pit slope in the overburden

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Figure 34: Effect of the pit slope in the overburden on the economy of the pit

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A1.5 Longitudinal overview of the sensibility study

Figure 35: Longitudinal overview of the sensibility study of the pit

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Observations:

It seems that only the west side of the pit is affected by the economic parameters studied.

We find a maximum difference of 7% on the maximum ore tonnage between the studied scenarios.

We find a maximum difference of 29% on the gold quantity between the studied scenarios.

We find a maximum difference of 40% on the maximum tonnage of overburden between the studied scenarios.

We find a maximum difference of 261% on the maximum net value between the studied scenarios.

Effect of capping the high grades

We can see that geometrically, there are 2 pits: one without cuts and another with cuts, regardless of the cut studied, and this, independently of the selection of what blocks to cut.  Economically, the maximum difference in net value is in the order of –27% with a cut applied to all the blocks of the model and of –12% with a cut only applied to the inferior blocks of the model.

Effect of the overburden cost

We can see that geometrically, there are 2 pits: one with a cost of $1.50/t and another with a cost of $2.00/t or $2.50/t. Economically, the maximum difference in net value is in the order of –70%.

Effect of the slope of the pit in the overburden

We can see that geometrically, there are 2 pits: one with a slope of 2:1 and another with a slope of 2.5:1 or de 3:1. Economically, the maximum difference in net value is in the order of –41%.

In conclusion

It appears to us the management of the overburden is critical to the project economically speaking.  It is imperative to determine with as much precision as possible the geotechnical characteristics of the overburden in order to maximize the slope of the pit.

Also we find of prime necessity to evaluate, with the help of local contractors, the best overburden extraction cost possible.

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Technical Report, East Mine Pillar project, Casa Berardi, Aurizon Mines Ltd	Page 56

Appendix 2 : Summary of the proposals received by local contractors for the mining operations.

Requests for proposals where sent in December 2004 to 4 contractors that could excavate the rock and the overburden.

The budgetary proposals were received on January 14th 2005 in order to validate the parameters used during the optimization of the pit excavation.  The appendix shows the list of the contractors contacted and a copy of the requests for proposals sent and the budgetary proposals received for each of them.

The following table shows the cost submitted by each of the contractors where DBELT means : (Drilling, Blasting, Excavation, Loading, Transport):

		Coût	Coût	Coût
Contracteur	Description	Minimum	Maximum	moyen
		$ /tm	$ /tm	$ /tm
NORASCON	Excavation Mort-terrain	1.40	1.70	1.55
	FDEC Stérile	3.00	3.70	3.35
	FDEC Minerai	3.80	4.70	4.25

FOURNIER	Excavation Mort-terrain	2.25	2.38	2.32
	FDEC Stérile	3.28	3.59	3.44
	FDEC Minerai	3.55	3.86	3.71

LAMOTHE	Excavation Mort-terrain	1.87	2.13	2.00
	FDEC Stérile	3.72	4.00	3.86
	FDEC Minerai	3.37	3.85	3.61

F.GILBERT	Excavation Mort-terrain	1.80	1.80	1.80
	FDEC Stérile	3.40	3.40	3.40
	FDEC Minerai	3.40	3.40	3.40
	autres frais la tonne	0.65	0.65	0.65

Tableau 11: Operating costs submitted

	Estimation globale incluant les autre frais
Contracteur	Minimum	Maximum	moyen
	Millions	$ Millions	$ Millions $
NORASCON	23.00	28.00	25.50

FOURNIER	28.40	30.30	29.35

LAMOTHE	26.80	30.30	28.55

F.GILBERT	29.45	29.45	29.45

Tableau 12: Global costs submitted

Note: The costs presented in this table came from budgetary proposals received.  These costs do not necessarily include the same expense items for all proposals.  Considering that they were budgetary

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proposals, these costs must only be used for budgetary evaluations of the project. These costs will need to be reevaluated during the feasibility study and when the time comes, the contractors will be asked to submit firm and contractual proposals.

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A2.1 Copy of proposal sent to the contractors

CONFIDENTIEL

Blainville, le 17 décembre 2004

Objet: Appel d’offres pour des Travaux d’excavation Minière à

Casa Berardi  - Projet préfaisabilité pilier Mine Est

A qui de droit,

Geostat fait un appel d’offre de services pour réaliser des travaux d’excavation minier à Casa Berardi pour le compte des Services Techniques de Mines Aurizon. Le site du projet est localisé à la Mine Casa Berardi. Voir la carte et les dessins ci-joints.

Les travaux devraient débuter mi-2005 pour se terminer fin 2007 soit un projet d’une durée d’environ 2.5 ans. Le présent appel d’offre fait partie d’une étude de préfaisabilité (en cours) pour l’exploitation à ciel ouvert du pilier de surface de la Mine Est situé à l’ouest du puits moins de 500m et de l’usine actuelle.

Par conséquent,

  l’estimation des coûts et les termes de l’offre de service attendue ont un caractère budgétaire et serviront à la sélection du contracteur pour l’attribution du contrat;

  il n’est pas assuré que le plus bas soumissionnaire, ni aucun soumissionnaire, n’emporte l’appel d’offre;

  l’appelant réserve le droit de choisir le soumissionnaire en fonction de la qualité des services offerts selon une grille de pointage établie, soit en tenant compte du meilleur rapport de qualité et des coûts/bénéfices pour le projet. Les principaux critères de sélection sont :

  l’expérience de projets similaires

  le prix

  la capacité financière et les garanties exigées

  la disponibilité des équipements

  habileté à travailler en équipe avec d’autres intervenants

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Le projet consiste à excaver environ 6,500,000 tonnes métriques(3,250,000m3) de mort-terrain composé de mousse, silt-sable, sable, gravier, silt argileux et till afin d’extraire à l’explosif 540,000 tonnes de  roche minéralisée en or et 2,800,000 tonnes de roche stérile dans une fosse qui atteindra la profondeur de 120 mètres avec une seule rampe d’accès de 15m mètres de largeur à jusqu’à une profondeur verticale de 80m et ensuite 9m de largeur pour les 40m restants.

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Les travaux d’extraction du mort-terrain et de la roche stérile et minéralisée de type clé en main seraient en séquences afin de donner accès au minerai le plus tôt possible de l’est vers l’ouest.

L’extraction de la roche stérile peut-être minimisée (rampe à 12% et/ou combinaison de pelle et chargeuse frontale), l’objectif principal étant d’extraire la roche minéralisée. Il est prévu que la roche stérile sera empilée près de l’excavation à moins d’un km.

Le design final avant excavation sera validé par des sondages géotechniques additionnels ainsi que par des essais de pompage pour identifier le débit d’eau à gérer. Les pentes seront instrumentées et un suivi journalier sera effectué. De plus le site de la halde à stériles aura aussi fait l’objet d’une investigation géotechnique et d’une conception appropriée par rapport à sa fondation.

La roche minéralisée est étroite, d’orientation est-ouest (4 à 14 mètres de large) et sub- verticale à pendage vers le nord. La roche minéralisée est située au milieu de la fosse. Par conséquent, la séquence des forages/sautages, du chargement et du transport se fera séquentiellement sous la supervision d’une personne qualifiée indépendante du/des fournisseurs du service d’excavation à moins d’avis contraire.

En plus, il est probable qu’à partir du fond de cette fosse de 120 mètres, des blocs minéralisés d’environ 5m de large par 10m de haut par 500m de long au total de minerai additionnel soit excavé en battant en retraite pour récupérer 60,000 tonnes de minerai supplémentaires, pour un total de 600,000 tonnes de roche minéralisée.

La liste des tâches pour l’excavation de la roche comprend donc :

  la préparation du site, incluant l’aménagement du site pour le mouvement des équipements;

  l’aménagement d’un fossé périphérique;

  le décapage, soit l’enlèvement du sol et des matériaux meubles (variable de 15 à 30 mètres – estimé à 6,500,000 tonnes ou approximativement 3,250,000 m.c.), incluant le creusement des canaux nécessaires pour dévier ou capturer l’eau de ruissellement et la pluie;

  le forage, le dynamitage et le transport de deux types de matériels dans la roche:

  la roche stérile qui pourrait servir de renforcement des parois du mort-terrain dans la fosse;

  le minerai qui sera chargé et transporté à l’usine déjà construite sur le site;

  Il est prévu que la hauteur des bancs (niveau) soit de 7.5 mètres pour les forages et le dynamitage,

  La pente du mort-terrain du design est actuellement de 3 :1 soit 18 degrés

  La pente dans le roc sera de 55°

L’appel d’offre n’inclut pas les travaux de réaménagement du site après l’exploitation.

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Les dates pour la réalisation les travaux seront discutées et spécifiées au début de 2005.

L’offre de service devra spécifier les personnes responsables et fournir la liste des équipements proposés pour la réalisation des travaux d’excavation, ainsi qu’un niveau de détail suffisant pour éviter les imprévus et les malentendus. L’appelant souhaite avoir une offre de service du type ‘clé en main’, mais toutes les offres jugées recevables soit par un contracteur unique ou un regroupement de contracteurs seront prises en considération. Toutes suggestions pouvant améliorer la rentabilité du projet seront considérées.

Les travaux d’excavation feront l’objet d’une supervision par une personne qualifiée indépendante ainsi que l’arpentage du site. L’exécutant devra présenter les rapports techniques et administratifs quotidiens et périodiques nécessaires pour documenter les travaux au représentant du client.

Le scénario de production et d’excavation anticipé est de l’ordre de 6,000 tonnes de roche par jour (incluant 1,000 tonnes de minerai) et de l’ordre de 10,000 à 15,000 tonnes par jour pour le mort-terrain. La cédule minimum de travail est de 5 jours par semaine. Le contracteur devra fournir une cédule de travail approximative afin d’évaluer la productivité compte tenu des équipements et coûts proposés.

Pour de plus amples informations, veuillez nous contactez par téléphone au (450) 433-1050 ou par courriel à cduplessis@geostat.com .

Vous voudrez bien nous transmettre votre intention de soumissionner avant le 23 décembre 2004.

Votre soumission devra être reçue aux bureaux de Géostat au plus tard le 14 janvier 2005, date d’ouverture des soumissions.

Bien à vous,

Claude Duplessis ing.

10 boul. de la Seigneurie Est – suite 203,

Blainville (Québec), Canada, J7C 3V5

Téléphone : +1 450 433-1050,

E-Mail : cduplessis@geostat.com

Ci-bas :

  Saisies d’écrans et fichier AutoCAD de la fosse.

  Vue isométrique regardant NE de la fosse (vert) et du minerai (magenta).

  Carte de localisation (pièce jointe – fichier AutoCAD).

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Distance 28.00 (0.00(X), 0.27(Y), 28.00(Z)), Azimuth: 180.00, Dip: 89.44
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Vue en plan et position de la zone minéralisée dans la fosse

Systèmes Géostat International Inc.

Technical Report, East Mine Pillar project, Casa Berardi, Aurizon Mines Ltd	Page 63

Appendix 3: Verification assay certificates

We present here a copy of the verification assay certificates that Geostat ordered during the study.  The original certificates were sent to Aurizon.

Systèmes Géostat International Inc.

Technical Report, East Mine Pillar project, Casa Berardi, Aurizon Mines Ltd	Page 64

Appendix 4: Certificate of qualification of Robert de l’Etoile, eng.

I, Robert de l’Etoile, certify that:

  I am residing at 963 des Capucines, Laval, Québec, Canada, H7X 3K7

  I am a registered engineer in the province of Québec (OIQ # 35543).

  I am a member of the Canadian Institute of Mining and Metallurgy.

  I am a graduate of École Polytechnique de Montréal (B. ing. and M.Sc.A.).

  I have been practicing my geological engineering profession for the last twenty years in the fields of gold, base metals and industrial minerals.

  I am a Qualified Person according to the National Instrument 43-101 standard. I have read this standard and I understand its terms and implications

  I have not received, nor hope to receive directly of indirectly whatever interest in any shape or form in the properties of Aurizon Mines Ltd, including the Casa Berardi property or from the issuer or an affiliate of the issuer.

  I have personally visited the site under study, I confirm its existence and I have seen nothing that can make me doubt the integrity of the project and or the personnel working there.

Written in Laval, on February 10th 2005.

‘signed and sealed’ Robert de l’Etoile

Robert de l’Etoile, eng.,

Systèmes Géostat International Inc.

Systèmes Géostat International Inc.